EXHIBIT 10.11(a)

AWARD NOTICE

to [name]

April 14, 2004

Pursuant to the Continental Airlines, Inc.

Long Term Incentive and RSU Program

[RSU Awards]

This document constitutes your formal Award Notice with respect to RSU Awards as a Participant under the Continental Airlines, Inc. Long Term Incentive and RSU Program (as amended from time to time, the "Program") adopted under the Continental Airlines, Inc. Incentive Plan 2000 (as amended from time to time, the "Incentive Plan 2000"). This Award Notice evidences your receipt of three separate RSU Awards under the Program, as follows:

1. First RSU Award - An RSU Award with respect to the RSU Performance Period commencing on April 1, 2004, and ending on June 30, 2005. As of the date hereof, the number of RSUs subject to the First RSU Award is ______, and the Target Price applicable to the First RSU Award is $17.4775.

2. Second RSU Award - An RSU Award with respect to the RSU Performance Period commencing on April 1, 2004, and ending on March 31, 2006. As of the date hereof, the number of RSUs subject to the Second RSU Award is ______, and the Target Price applicable to the Second RSU Award is $20.4775.

3. Third RSU Award - An RSU Award with respect to the RSU Performance Period commencing on April 1, 2004, and ending on December 31, 2007. As of the date hereof, the number of RSUs subject to the Third RSU Award is ______, and the Target Price applicable to the Third RSU Award is $22.4775.

The number of RSUs subject to an RSU Award and the Target Price applicable to such award shall be subject to adjustment by the Human Resources Committee of the Board of Directors of the Company (the "Committee") as provided in the Program.

The Payment Amount with respect to each of your RSU Awards, assuming the Market Value per Share (generally, the average closing sales price of a share of Company Stock over 20-consecutive Trading Days) at any date during the applicable RSU Performance Period has been equal to or greater than the Target Price applicable to such RSU Award, will be an amount equal to 100% of the RSU Value, determined as of the last day of the applicable RSU Performance Period (or, in the event of a Change in Control, as of the date of the Change in Control, or in the event of death, Disability or Retirement, as of the date of such event). The RSU Value of an RSU Award, as of a specified date, is determined by multiplying the number of RSUs subject to such award as of the specified date times the Market Value per Share as of the specified date. Receipt of a Payment Amount is also conditioned on your continuous employment with the Company and its subsidiaries until the last day of the RSU Performance Period (with limited exceptions for certain terminations of employment, such as death, Disability, and Retirement). A Payment Amount may be pro-rated as provided in the Program under certain circumstances.

Prior to any payment under the Program, the Committee must (with limited exceptions) certify in writing that the Market Value per Share at any date during the applicable RSU Performance Period has been equal to or greater than the Target Price with respect to the related RSU Award.

Capitalized terms used in this Award Notice are defined in the Program, and your participation is subject to the terms of the Program and the Incentive Plan 2000. The Program and the Incentive Plan 2000 are hereby incorporated into this Award Notice by reference.

If you have any questions, or wish to obtain a copy of the Program or the Incentive Plan 2000, please contact _____________________.

CONTINENTAL AIRLINES, INC.

By:_________________________

Michael Campbell

Senior Vice President -

Human Resources and

Labor Relations